Exhibit 10.1

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Share Purchase Agreement

(the “Agreement”)

between

Credence Europa Limited

- “Seller” -

and

Credence Systems Corporation

(as guarantor with respect to Section 9 only)

- “Guarantor” -

on the one hand

and

Advantest (Europe) GmbH

- “Purchaser” -

on the other hand

dated 13 June 2008

regarding the sale and purchase of all shares in Credence Systems GmbH

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3.3	Merger Control Proceedings	16

3.4	Actions on the Closing Date	17

Section 4 Representations and Warranties of Seller		17

4.1	Organization and Authorization of Seller and Guarantor	18

4.2	Due Incorporation and Organization	19

4.3	Ownership of Shares; Shareholdings	20

4.4	Financial Statements	21

4.5	Assets	22

4.6	Intellectual Property Rights	24

4.7	Governmental Permits; Compliance with Laws; State Aids	26

4.8	Litigation, Disputes	26

4.9	Employees	27

4.10	Agreements	29

4.11	Insurance Coverage	32

4.12	Product Liability and Warranty	33

4.13	Certain Transaction Related Fees and Expenses	33

4.14	Conduct of Business since October 31, 2007	33

4.15	Tax Matters	35

4.16	Environmental Matters	36

4.17	Disclosure	37

Section 5 Representations and Warranties of Purchaser		38

5.1	Existence and Authorization of Purchaser	38

5.2	Financial Capability	39

5.3	Purchase for Investment	39

Section 6 Covenants		39

6.1	Conduct of Business Prior to Closing	39

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6.2	Access and Cooperation Prior to the Closing Date	40

6.3	Carve-Out	40

6.4	Use of Seller’s Marks	42

6.5	Non-Solicitation	42

6.6	Confidentiality	42

6.7	Access to Information after Closing	43

6.8	Further Assurances; Cooperation	43

Section 7 Indemnification by Seller		43

7.1	Indemnification for Inaccuracy of Warranties	43

7.2	Disclosed Matters	44

7.3	Thresholds and Limitation of Liability	44

7.4	Limitation Periods	45

7.5	Indemnification Procedures	45

7.6	No Additional Rights or Remedies	46

Section 8 Termination		46

8.1	Termination Rights	46

8.2	Effects of Termination	47

8.3	Exclusion of Other Termination Rights	47

Section 9 Guarantor’s Liability		47

Section 10 Miscellaneous		47

10.1	Notices; Process Agent	47

10.2	Public Disclosure, Confidentiality	48

10.3	Costs and Expenses	48

10.4	Entire Agreement	49

10.5	Amendments and Waivers	49

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10.6	Governing Law; Jurisdiction	49

10.7	Interpretation	50

10.8	Severability	50

10.9	Definitions	51

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LIST OF EXHIBITS

Exhibit R3	Non-Automotive Business / Excluded Assets
Exhibit 2.3 (a)	Bank account of Seller
Exhibit 2.4	Pro-Forma May 3 Balance Sheet
Exhibit 2.8	Accounting Principles
Exhibit 3.2 (c) (ii)	Third party consents
Exhibit 3.4 (b)	Representation Certificate
Exhibit 3.4 (d)	Certificate acknowledging the occurrence of the Closing
Exhibit 4.2 (d)	Copies of excerpts from commercial and certain other registers
Exhibit 4.2 (e)	Powers of attorney issued by the Company
Exhibit 4.4 (a)	Annual Financial Statements
Exhibit 4.4 (c)	Financial Debts
Exhibit 4.5 (b)	Third party rights and encumbrances in assets
Exhibit 4.5 (c)	Properties
Exhibit 4.5 (d)	State of repair and maintenance of assets
Exhibit 4.5 (f)	Required Services / Licenses
Exhibit 4.6 (a)	Intellectual Property Rights
Exhibit 4.6 (b)	Third-party rights, licences and restrictions regarding Intellectual Property Rights
Exhibit 4.6 (c)	Infringements of third party intellectual property rights
Exhibit 4.6 (d)	Employee inventions
Exhibit 4.6 (e)	Confidentiality agreements
Exhibit 4.6 (f)	Information Technology
Exhibit 4.6. (g)	Terminating software licenses
Exhibit 4.8	Litigation
Exhibit 4.9 (a)	Key Employees
Exhibit 4.9 (b)	Description of the workforce
Exhibit 4.9 (c)	Collective agreements and practices
Exhibit 4.9 (d)	Redundancy and similar schemes
Exhibit 4.9 (e)	Labor disputes
Exhibit 4.9 (f)	Benefit Plans
Exhibit 4.9 (g)	Stock participation plans, termination periods and loans to employees
Exhibit 4.9 (h)	Arrangement with employees relating to change of control
Exhibit 4.10 (a)	Material Agreements
Exhibit 4.10 (b)	Certain matters relating to Material Agreements
Exhibit 4.11	Insurance matters
Exhibit 4.12	Product liability and warranty

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Exhibit 4.14	Conduct of business since October 31, 2007
Exhibit 4.16	Environmental disclosure
Exhibit 6.1	Conduct of business prior to Closing
Exhibit 6.3 (a)	Asset Sale and Transfer Agreement
Exhibit 6.3 (c)/1	Agreements to be transferred
Exhibit 6.3 (c)/2	Transfer and Assumption Agreements
Exhibit 6.3 (d)	Intellectual Property Transfer Agreement
Exhibit 6.3 (e)/1	Draft form of distribution resolution on cash
Exhibit 6.3 (e)/2	Draft form of Closing Date distribution resolution on cash
Exhibit 6.3 (f)	Illustration of carving out the Excluded Assets
Exhibit 6.3 (g)	Resources to be made available by Company
Exhibit 7.2	Persons relevant for Purchaser’s knowledge
Exhibit 10.6 (b)	Arbitration rules of the ICC, Paris

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Recitals

1.	Seller is the owner of 100 % of the issued share capital of Credence Systems GmbH, registered in the commercial register of Traunstein under HRB 14975 (hereinafter referred to as “Company”). The Company has a registered share capital of EUR 25,000 with one share in the nominal amount of EUR 25,000 owned by Seller. The Company is active in the business of developing, manufacturing and distributing, as well as providing service and maintenance for, test systems for electronic devices for automobiles as well as in the business of distributing test systems primarily for other electronic devices. The Guarantor is the ultimate parent company of the Company.

2.	Seller and all entities (other than the Company) affiliated with Seller within the meaning of Section 15 of the German Stock Corporation Act (AktG) are referred to herein as the “Seller’s Group”. Purchaser and all entities affiliated with Purchaser within the meaning of Section 15 of the German Stock Corporation Act (AktG) are referred to herein as the “Purchaser’s Group”.

3.	Seller wishes to sell its shareholding in Company and Purchaser wishes to acquire such shareholding, provided that, prior to the consummation of such sale, certain assets and liabilities primarily relating to the Company’s non-automotive business, which assets and liabilities are classified in Exhibit R3 (the “Non-Automotive Business”) will have been carved out from the Company (the “Excluded Assets”), the Company’s business excluding the Non-Automotive Business hereinafter referred to as the “Automotive Business”, which Automotive Business predominantly relates to the products “Falcon” and “Piranha”.

Therefore, Seller and Purchaser (hereinafter referred to as the “Parties”) agree as follows:

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Section 1

Sale and Transfer of the Sold Shares

1.1	Agreement to Sell and Purchase

Upon the terms set forth in this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, the shares owned by Seller in Company, as set forth in paragraph 1 of the Recitals (the “Sold Shares”).

1.2	Transfer of the Sold Shares

Seller hereby assigns to Purchaser the Sold Shares with effect as of the Closing Date (as defined in Section 3.1 below), and Purchaser accepts such assignment. The Sold Shares are assigned to Purchaser subject to the fulfillment (or, to the extent permissible, the waiver) of the conditions precedent referred to in Section 3.2 and of the further condition precedent of the full payment of the Purchase Price by Purchaser to Seller on the Closing Date. The foregoing condition shall be deemed to be fulfilled also upon the execution by the Parties of the certificate referred to in Section 3.4 (d).

1.3	Dividend Rights

The Sold Shares shall be sold and transferred to Purchaser with all dividend rights pertaining thereto, including the right to receive all profits for the current fiscal year and the right to any accrued profits for all previous fiscal years, however, subject to the distribution made pursuant to Section 6.3.

Section 2

Purchase Price; Payment; Net Working Capital Adjustment

2.1	Purchase Price

The purchase price for the Sold Shares (the “Purchase Price”) shall be USD 5,000,000 (in words: United States Dollars five million).

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2.2	Payment on the Closing Date

On the Closing Date Purchaser shall pay to Seller an amount equal to the Purchase Price.

2.3	Mode of Payment; No Set-Off

(a)	The payment to be made under this Section 2 shall be made in USD by irrevocable wire transfer of immediately available funds to the bank account of the Seller set forth in Exhibit 2.3 (a). The payment shall be deemed to have been made upon the irrevocable and unconditional receipt of funds in the account of the Seller.

(b)	Purchaser shall not be entitled to exercise any right of set-off or retention right with respect to its payment obligation pursuant to this Section 2.

2.4	Net Working Capital

The Parties assume the following:

(a)	The Net Working Capital of the Automotive Business on the Closing Date will be between Euros 6,000,000 and 9,000,000 (the “NWC Corridor”) which represents a band of approximately plus/minus 20% around the amount of the Net Working Capital relating to the Automotive Business reflected in the balance sheet as of May 3, 2008 attached hereto as Exhibit 2.4 (the ““Pro-Forma May 3 Balance Sheet”). “Net Working Capital” for purposes of this Agreement shall mean, in each case referring to the line item in the Pro-Forma May 3 Balance Sheet, the net accounts receivable, plus inventories, less accounts payable, as of the Closing Date, i.e. after the carve-out of the Non-Automotive Business has been consummated. A calculation of the Net Working Capital as of May 3, 2008 is incorporated in Exhibit 2.4 for illustration purposes;

(b)	the cash as of the Closing Date will at least be equal to the amount of the paid deferred revenue as of the Closing Date (in each case referring to the line item in the Pro-Forma May 3 Balance Sheet); any excess of the paid deferred revenue as of the Closing Date over the cash as of the Closing Date shall be the “Deferred Revenue Excess”.

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2.5	Determination of Net Working Capital and of the Deferred Revenue Excess on Closing Date

Seller shall deliver to Purchaser Seller’s good faith estimate of the Net Working Capital and of the Deferred Revenue Excess (if any) no later than at the end – CET – of the 2nd Business Day prior to the Closing Date. If the Net Working Capital as so presented by Seller is within the NWC Corridor, and there is no Deferred Revenue Excess, the Parties shall proceed with the Closing as provided for in Section 3. If the Net Working Capital as so presented by Seller is outside of the NWC Corridor, or there is a Deferred Revenue Excess, the Parties shall discuss in good faith Seller’s determination of the Net Working Capital and the Deferred Revenue Excess and a possible Adjustment Payment as set forth and defined in Section 2.11, by Seller or by Purchaser, as the case may be, resulting therefrom. If the Parties are unable to reach an agreement, an Adjustment Payment, if any, shall be made on the basis of the Seller’s good faith estimate. If the Parties are able to reach an agreement on the Net Working Capital and a possible Adjustment Payment resulting therefrom, such Adjustment Payment, if any, shall become due and payable together with the Purchase Price.

2.6	Purchaser’s Audit Right

Purchaser shall have the right to audit the Net Working Capital and the Deferred Revenue Excess as determined by Seller or as agreed by the Parties pursuant to Section 2.5, as the case may be, which right must be exercised by notifying Seller and Guarantor in writing on or within 10 days after the Closing Date. If Purchaser exercises said right, the procedure set forth in Sections 2.7 through 2.11 shall apply.

2.7	Preparation of Closing Date Statement

As promptly as practicable, but not later than 60 days after receipt of the notice referred to in Section 2.6 by Seller, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement setting forth the individual line items of the Net Working Capital and Purchaser’s calculation of the Net Working Capital and of the Deferred Revenue Excess, if any, as of the Closing Date (the “Closing Date Statement”).

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2.8	Accounting Principles

The Closing Date Statement shall be prepared in accordance with the rules and principles used in preparation of the Pro-Forma May 3 Balance Sheet set out in Exhibit 2.8 (the “Accounting Principles”). Conversions of any amounts which are not in US-Dollar shall be converted at the rate officially determined therefore by the European Central Bank, or failing such official rate, published in the Financial Times, for the Closing Date.

2.9	Review of Closing Date Statement

(a)	Upon delivery of the Closing Date Statement, Seller shall have the opportunity to review the Closing Date Statement during a period of 30 days after such delivery. If Seller believes that the Closing Date Statement has not been prepared in accordance with the Accounting Principles or Purchaser’s calculation of any item or amount contained in the Closing Date Statement (as delivered by Purchaser pursuant to Section 2.7) is not correct, Seller may, within such 30 day period, deliver a notice to Purchaser disagreeing with Purchaser’s calculation and setting forth Seller’s calculation of the relevant items or amounts. Any such notice of disagreement shall specify, in reasonable detail, those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed to all other items and amounts contained in the Closing Date Statement delivered by Purchaser pursuant to Section 2.7.

(b)	Purchaser shall, upon Seller’s reasonable advance notice and during normal business hours, provide Seller and its representatives access to all relevant books and records of the Company and allow them interviews with the Company’s managing directors and employees, to the extent reasonably necessary and practicable for the purpose of Seller’s review pursuant to Section 2.9 (a).

2.10	Dispute Resolution

(a)

If Seller has duly delivered a notice of disagreement in accordance with Section 2.9 and the Parties are unable to reach an agreement within a period of 30 days following the delivery of such notice, either Party may refer the remaining differences to an internationally recognized firm of independent public accountants (the “Accounting Firm”). If the Parties cannot mutually agree upon the Accounting Firm within two weeks after either Party has requested its appointment, the Accounting Firm shall be appointed, upon request of either Party, by the Institute

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of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf (Germany).

(b)	Purchaser and Seller shall cooperate with and assist, and shall cause their respective accountants and Company to cooperate with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available to the Accounting Firm of all relevant books and records of the Company and any other information relating to the Company.

(c)	The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, based on the Accounting Principles, decide whether and to what extent the Closing Date Statement requires adjustment. The Accounting Firm, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties.

(d)	The Parties shall instruct the Accounting Firm to deliver its written opinion (including reasons for the Accounting Firm’s decision on each disputed item) to them no later than two months after the dispute has been referred to it (or within any other period of time mutually agreed). The decision of the Accounting Firm shall be conclusive and binding on the Parties (within the limits set forth in Section 319 of the German Civil Code (BGB)) and shall not be subject to any appeal. The fees and disbursements of the Accounting Firm shall be shared between Seller and Purchaser in proportion to their respective success and defeat.

2.11	Settlement

The Net Working Capital and the Deferred Revenue Excess (if any) shall be finally established by

(a)	Seller pursuant to Section 2.5;

(b)	agreement of the Parties pursuant to Section 2.5;

(c)	the Closing Date Statement delivered by Purchaser, if no notice of disagreement with respect thereto is (duly and within the relevant time period) delivered pursuant to Section 2.9; or

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(d)	the Accounting Firm’s calculation delivered pursuant to Section 2.10.

On such basis, (i) if the Net Working Capital is outside the NWC Corridor (x) Seller shall pay to Purchaser such amount which falls short of the NWC Corridor and (y) Purchaser shall pay to Seller such amount which exceeds the NWC Corridor, and (ii) the Seller shall pay to the Purchaser the amount of the Deferred Revenue Excess (if any), (the payments referred to in (i) and (ii) above each an “Adjustment Payment”) and (iii) any Adjustment Payment made pursuant to Section 2.5 shall be accordingly adjusted, if necessary. For the avoidance of doubt, payments pursuant to this Section 2.11 shall be made in Euro. Neither Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligation pursuant to this Section 2.

Section 3

Closing

3.1	Place and Time of Closing

The consummation of the transactions contemplated by this Agreement, as set forth in Section 3.4 below (the “Closing”), shall take place at the offices of Hengeler Mueller in Munich at 10 a.m. CET within five Business Days after which all the conditions set forth in Section 3.2 below are met, or at any other place or time as the Parties may mutually agree upon. The date on which the Closing is completed is referred to herein as the “Closing Date”.

3.2	Conditions to Closing

(a)	The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions precedent (aufschiebende Bedingun-gen):

(i)	The Sold Shares may be transferred pursuant to Sections 35 et seq. of the German Act against Restraints of Competition (Gesetz gegen Wettbe-werbsbeschränkungen).

(ii)	No enforceable judgment, injunction, order or other decision by any court or governmental authority shall have prohibited the consummation of the Closing.

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(b)	The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the further conditions precedent that, on the date that would be the Closing Date pursuant to Sections 3.1 and 3.2 (a),

(i)	the representations and warranties of Seller contained in Section 4 shall not be inaccurate and the covenants or other obligations of Seller shall not be breached in a manner that would reasonably be expected to result in Losses (as defined in Section 7.1) in an aggregate amount in excess of USD 1,000,000;

(ii)	no Material Adverse Change shall have occurred. For the purpose of this Agreement, “Material Adverse Change” shall mean any event that occurs or becomes known to Purchaser in the period between the date hereof and the Closing Date which has a material adverse effect on the assets, financial condition, results of operations, prospects or business operations of the Company, provided, however, that such material adverse effect would reasonably be expected to result in Losses in an aggregate amount in excess of USD 1,000,000, excluding the following:

(A)	changes of the financial markets or of general economic conditions;

(B)	changes generally affecting any industry or market in which the Company operate, unless disproportionally affecting the business of the Company;

(C)	natural disasters, military actions, sabotage or terrorism which neither cause any material damage to the assets used by the Company nor materially and disproportionally (as compared to other businesses operating in the relevant industry) disrupt the supply of raw materials to the Company;

(D)	disruptions to the Company’ business which are exclusively or primarily attributable to any breach of any of the terms of this Agreement by Purchaser

(iii)	the sale and transfer of the Excluded Assets by the Company provided for in Section 6.3 have been consummated.

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(c)	The obligation of all Parties to consummate the Closing is subject to the satisfaction of the further conditions precedent:

(i)	the Company’s work council shall have consented to the transactions provided for in this Agreement and to certain of the Excluded Assets being transferred to the newly established company as provided for in no. 3 of the Recitals;

(ii)	The Company shall have received copies of all consents that are required to be received by the third parties listed in Exhibit 3.2 (c) (ii) in connection with the consummation of the transactions provided for in this Agreement .

(d)	To the extent permitted by applicable law, the relevant Party whose obligations are subject to any condition to Closing may waive any such condition. All conditions to Closing shall be deemed to be waived upon completion of the Closing, as set forth in Sections 3.1 and 3.4.

3.3	Merger Control Proceedings

(a)	The Parties agree and shall ensure that the filing necessary in connection with the merger control clearance referred to in Section 3.2 (a) (i) will be made without undue delay after the date hereof. Unless otherwise agreed between the Parties, Purchaser shall (i) prepare and (to the extent legally permitted) make any filings, notifications and submissions under merger control laws with Seller joining (“sich der Anmeldung anschließen”), unless excluded under such merger control laws, and (ii) subject to the third sentence of this paragraph, be responsible for the conduct of the merger control proceedings. Any filing, submission or other action of any Party vis-à-vis any authority in connection with the merger control proceedings shall require the other Party’s prior written consent. The Parties shall inform each other of meetings, correspondence or other communications from or to the relevant authorities and enable each other or their counsel to take part in discussions or negotiations.

(b)

The Parties shall closely cooperate in the preparation of any filing, notification or submission in the merger control proceedings. Such cooperation shall include, without limitation, the making available of all documents and information reasonably requested by Purchaser in connection therewith. Without prejudice to

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subsection (a) above, Purchaser shall keep Seller promptly informed about the status of any merger control proceedings.

(c)	Purchaser shall be obliged to offer, or consent to, any obligations, conditions or commitments required by any merger control authority in connection with the clearance of the transaction contemplated hereby, if and to the extent such obligations, conditions or commitments do not have a material effect on the economic benefits and burdens created by the transaction contemplated hereby for the Purchaser. Neither Party shall be under any obligation to appeal a decision of any competent merger control authority prohibiting the Closing.

3.4	Actions on the Closing Date

On the Closing Date, the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (Zug um Zug):

(a)	payment of the Purchase Price in accordance with Section 2.2 and 2.3;

(b)	delivery by Seller to Purchaser of a certificate of Seller, in the form attached as Exhibit 3.4 (b) (or any other form mutually agreed between the Parties), certifying that the representations and warranties of Seller contained in this Agreement are still true and correct as of the Closing Date;

(c)	delivery by Seller to Purchaser of executed copies of the agreements referred to in Section 6.3;

(d)	execution by both Parties of a certificate acknowledging the occurrence of the Closing in accordance with the draft attached as Exhibit 3.4 (d).

Section 4

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser in the form of independent guarantees pursuant to Section 311 of the German Civil Code (BGB) (any such guarantees, as contained in this Section 4, referred to herein as “Warranties”) that the statements set forth in this Section 4 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

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For the purpose of this Section 4 and any other Warranties contained in this Agreement,

(a)	the scope and content of each Warranty of Seller contained in this Agreement and Seller’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement (and shall, in particular, be subject to the limitations set forth in Section 7 below), which shall be an integral part of the Warranties of Seller, and no Warranty of Seller shall be construed as a seller’s guarantee (Garantie für die Beschaffenheit oder Haltbarkeit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code (BGB);

(b)	the Warranties contained in this Agreement shall, unless expressly otherwise referred to therein, apply regardless of any knowledge or fault of Seller (verschuldensunabhängig);

(c)	each Warranty shall be construed independently and shall not be limited by another Warranty or any other provision of this Agreement;

(d)	disclosure in any Warranty or other provision of this Agreement or any Exhibit hereto shall be deemed to be a disclosure for the purpose of any other Warranty;

(e)	the disclosure of any matter in any Exhibit hereto shall require a correct and complete description of all relevant facts that would otherwise constitute a breach of the relevant Warranty; if a Warranty states that an agreement or other document has been delivered or otherwise been disclosed to Purchaser, such disclosure shall include any amendment, addendum, side letter or similar document relating thereto which is still in effect;

(f)	“Seller’s Knowledge” shall mean the actual knowledge, as of the relevant date, of the Seller or of any managing director (Geschäftsführer) of the Company or any knowledge any managing director should have had if he had not failed, due to gross negligence, to make due inquiry with respect to the relevant matter (grob-fahrlässige Unkenntnis); and

(g)	any reference to US-Dollar (USD) contained herein for the purpose of any disclosure thresholds or the like shall include the equivalent in any foreign currency officially determined therefore by the European Central Bank, or failing such official rate, published in the Financial Times on the date hereof.

4.1	Organization and Authorization of Seller and Guarantor

(a)	Seller is a corporation duly incorporated and validly existing under the laws of England and Guarantor is a corporation duly incorporated and validly existing under the laws of Delaware.

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(b)	The execution and performance by Seller and Guarantor of this Agreement are within Seller’s and Guarantor’s, respectively, corporate powers, do not violate the articles of association or by-laws of Seller or Guarantor, respectively, and have been duly authorized by all necessary corporate or other action on the part of Seller and Guarantor. This Agreement has been duly executed by Seller and Guarantor. Assuming due authorization and execution by Purchaser, this Agreement constitutes, a valid and binding agreement of Seller and Guarantor , enforceable against it in accordance with its terms.

(c)	Assuming compliance with any applicable requirements under merger control laws, the execution and performance of this Agreement by Seller and Guarantor require no approval or consent by any governmental authority or other third party and do not violate any applicable law, decision by any court, arbitrator or governmental authority, agreement or obligation binding on Seller or Guarantor.

(d)	There is no lawsuit, investigation or proceeding pending or threatened against Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay, or may otherwise have an adverse effect on Seller’s ability to consummate, the transactions contemplated by this Agreement.

4.2	Due Incorporation and Organization

(a)	The Company is a limited liability company (GmbH), duly incorporated and validly existing under the laws of Germany and has all corporate powers to conduct its business as currently conducted.

(b)	The Company does not hold any interest in any other company or other entity.

(c)	True and complete copies of the articles of association of the Company have been delivered to Purchaser prior to the date hereof.

(d)	Exhibit 4.2 (d) contains a true and correct copy, as of the date hereof, of the excerpts from the commercial register of the Company. As of the date hereof, no registrations or applications for registration in such register are pending and there are no matters which are not registered therein, but with respect to which a registration would be required under applicable law.

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(e)	Exhibit 4.2 (e) contains and true and complete list of all powers of attorney issued by the Company, other than those which are shown in any registry excerpt referred to in Section 4.2 (d) or which are limited to individual transactions in the ordinary course of business, consistent with past practice.

(f)	The Company is not a party to any agreement (Unternehmensvertrag) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG), any agreement under the laws of any other jurisdiction which would permit any third party to control the Company or obligate it to transfer its profits to any such third party, or any other agreement granting any such third party any rights in respect of corporate governance or profits of the Company.

(g)	No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or is required, with respect to the Company. The Company has not entered into any moratorium agreement or similar agreement with its creditors. The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of the Company have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to the Company or its assets. To Seller’s Knowledge, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 4.2 (g).

(h)	The execution and performance of this Agreement will not (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement or other instrument to which the Company is a party or by which it is bound or (ii) result in the imposition of any lien or encumbrance upon any asset of the Company or otherwise adversely affect the Company’s right to use any of the assets currently owned or used by it.

4.3	Ownership of Shares; Shareholdings

(a)	The Sold Shares are owned by Seller and are duly authorized and validly issued. Seller is the sole and unrestricted owner of the Sold Shares.

(b)	The Sold Shares are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive

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rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent) of any third party to purchase or acquire any of the Sold Shares. The Seller is not, with respect to the Sold Shares, bound by any agreement (including voting trust agreements - Stimmbindungsverträge), restrictions or obligations relating to any rights under the Sold Shares. There are no silent partnerships in respect of the Company and no third party owns any indirect participations (Unterbeteiligungen) in any Sold Shares.

(c)	The Sold Shares are fully paid and have not been repaid, neither in whole nor in part, and there is no shareholder obligation to make any additional payment or other contribution with respect to any of the Sold Shares.

(d)	The Sold Shares represent all of the issued share capital of the Company and there are no other (including authorized or outstanding) shares of the Company. There are no securities of the Company convertible into or exchangeable for shares of the Company. No Company has any obligation to issue any shares or securities convertible into or exchangeable for such shares, and no third party has any right (whether absolute or contingent) to acquire any such shares or securities from the Company. There are no outstanding obligations of the Company to repurchase or otherwise acquire any shares of the Company.

4.4	Financial Statements

(a)	The annual accounts of the Company for the fiscal year ended October 31, 2007 (as audited by Ernst & Young, which has issued an unqualified auditor’s certificate thereon) as attached hereto as Exhibit 4.4 (a) (the “Annual Financial Statements”) have been prepared in accordance with the provisions of the German Commercial Code (HGB) and generally accepted accounting principles as applied in Germany, applied on a consistent basis (such consistency to include, for the purposes of this Section 4.4, the consistent use of any discretionary rights – Bilanzierungs- und Bewertungswahlrechte), and give a true and fair view of the assets, financial condition and results of the operations of the Company as of, and with respect to the financial year ending on, October 31, 2007.

(b)

There are no facts or circumstances (including subsequent events - wertaufhel-lende Tatsachen) known, or required to be known when applying due care, by the management of the Company as of the date hereof which would, individually or in the aggregate, require a material change to the Annual Financial Statements, if

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such facts or circumstances had been known at the time when such financial statements or reports were prepared.

(c)	Except as set forth in Exhibit 4.4 (c), the Company has no financial debt vis-à-vis any third party (including any entity of the Seller’s Group). To Seller’s Knowledge, since October 31, 2007, no liability (whether actual or contingent) has been incurred or become known by the Company which would have to be shown or accrued for in any balance sheet, or to be disclosed in the notes to any financial statements, of the Company prepared as of the date hereof, except for

(i)	liabilities which have been incurred since October 31, 2007, in the ordinary course of the Company’ business; or

(ii)	liabilities disclosed in this Agreement.

(d)	The financial statements referred to in Section 4.4 (a) do not reflect any acceleration of the collection of accounts receivable or delay in the payment of accounts payable, as compared with the Company’s past practice.

(e)	All books and records (including accounting and tax records) of the Company have been properly kept in accordance with applicable law, are in the Company’s unrestricted possession and accurately reflect all transactions that are required to be reflected therein pursuant to any applicable law and any applicable accounting principles.

4.5	Assets

(a)	The Company has valid title to, and is legal and beneficial owner of, all property and assets (whether real, personal, tangible or intangible) reflected in the financial statements referred to in Section 4.4 (a) or acquired by it since the relevant balance sheet date, except for properties and assets disposed of since such balance sheet date in the ordinary course of the Company’s business.

(b)

The assets referred to in Section 4.5 (a) are not encumbered with, and the Company is not under any obligation to grant or create, any liens, pledges, mortgages, charges or other security interests or encumbrances in favor of any third party, except for (i) retention of title rights in favor of suppliers, (ii) liens, pledges or similar security rights under statutory law in favor of mechanics, workmen, carriers, landlords and the like, (iii) liens or pledges under the general terms and conditions

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of banks or other financial institutions over cash and securities deposited with them, and (iv) the liens, pledges, other rights and encumbrances listed in Exhibit 4.5 (b). There are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any real property or any other material assets owned by the Company or to request the granting of any rights or encumbrances in such assets.

(c)	Exhibit 4.5 (c) contains a true and complete list of all real properties owned, leased or occupied by the Company (the “Properties”) and true and complete copies of all excerpts from the land register of all Properties owned by the Company. As of the date hereof, such excerpts correctly reflect all facts required to be registered therein, no applications for registration are pending and there are no facts which are not registered therein, but would require a registration. The Company has the right to use the Properties for the conduct of their businesses, as currently conducted, pursuant to all applicable planning, zoning or building laws or, if applicable, a valid and enforceable lease and are in exclusive and undisturbed possession of the Properties. Each Property has unrestricted access to public roads, water supply, sewer facilities, electricity, gas, telephone and other public utilities. The Company is not a party to any agreement providing for, or otherwise bound by, any covenant, restriction, burden or obligation adversely affecting the use of any Property by it (including zoning and building restrictions).

(d)	To Seller’s Knowledge, the fixed tangible assets which are owned or used by the Company and are material for the Automotive Business as currently conducted by it have no material defects, are in good operating condition and repair (except for ordinary wear and tear) and have been properly and regularly maintained in accordance with existing maintenance schedules, except as set forth in Exhibit 4.5 (d). The production processes at the Company’s facilities are certified under ISO standards.

(e)	The inventories of the Company have been maintained in the ordinary course of business and are sufficient and adequate for the normal operation of their businesses in accordance with past practice. To Seller’s Knowledge, such inventories are not obsolete and are free from any defects and saleable or usable in the ordinary course of business, consistent with past practice. All trade accounts receivable of the Company arising since November 1, 2007 have arisen from sales or services made in the ordinary course of business, consistent with past practice.

(f)	The Company has available, as owner or on the basis of valid lease, license or similar agreements, all assets (whether tangible or intangible, including information

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technology and know-how and any documentation relating thereto) and services (by employees or any third parties) which are required by it in order to continue to conduct its Automotive Business (as currently conducted) in the ordinary course, consistent with past practice and are material for the conduct of their business, taken as a whole. Except as set forth in Exhibit 4.5 (f) the Company does not require any services or licenses from the Seller’s Group or otherwise in order to carry on its Automotive Business as currently conducted.

4.6	Intellectual Property Rights

(a)	Exhibit 4.6 (a) contains a true and complete list of all patents, trademarks, domain names and other intellectual property rights (a) which have been registered, or filed for registration, on behalf of the Company or (b) which are owned by (the “Intellectual Property Rights”) or licensed to the Company, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, and (iii) with respect to registered Intellectual Property Rights, the jurisdictions in which such Intellectual Property Right has been registered or in which an application for such issuance or registration has been filed, the product or service class (if applicable), the registration or application numbers and any applicable termination or expiration dates.

(b)

The Company is the sole and unrestricted owner of, or has valid licenses to use, the Intellectual Property Rights, as indicated in Exhibit 4.6 (a), and all Intellectual Property Rights are legally existing and enforceable. All registrable Intellectual Property Rights have been duly registered or filed for registration with the competent authority (as the case may be). The Company has paid all registration or license fees when due and taken all other actions necessary to validly maintain any registrations and the enforceability of all Intellectual Property Rights, and are in compliance with all license conditions, as applicable, with respect to any Intellectual Property Rights. Except as set forth in Exhibit 4.6 (b), the Company has the unrestricted right to use all Intellectual Property Rights for the conduct of the Automotive Business, as currently conducted, in accordance with applicable law and any applicable license conditions and such right will not be restricted or adversely affected by the consummation of the transaction contemplated hereby. The Intellectual Property Rights registered in the name of and/or owned by the Company are free and clear of any rights of third parties and the Company has not granted an exclusive or non-exclusive license with respect to any Intellectual Property Right to any third party. None of the Intellectual Property Rights is subject to any outstanding judgment, injunction, order or decree issued against the

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Company which restricts the use thereof by it and, as of the date hereof, no third party has challenged any Intellectual Property Right in writing or, to Seller’s Knowledge, in any other manner towards the Company.

(c)	To Seller’s knowledge, the Company does not infringe any intellectual property rights of any third party. As of the date hereof, no third party has notified the Company in writing or, to Seller’s Knowledge, in any other manner that the Company currently infringes, or has infringed in the past, any intellectual property right of a third party, except as set forth in Exhibit 4.6 (c). To Seller’s Knowledge, none of the Intellectual Property Rights is currently being infringed, or has been infringed during a period of five years prior to the date hereof, by any third party.

(d)	The Company is entitled to all rights to any inventions made in the conduct of its Automotive Business. No (present or former) director, officer or employee of the Company has any rights or claims against the Company with respect to any Intellectual Property Right, except for compensation claims under the German Act on Employee’s Inventions (Arbeitnehmererfindungsgesetz) or similar laws of other countries, as listed in Exhibit 4.6 (d).

(e)	Except pursuant to the confidentiality agreements set forth in Exhibit 4.6. (e), no know-how, trade secret or other confidential information that are material to the Automotive Business of the Company (collectively “Confidential Business Information”) has been made available by the Company to any third party . To Seller’s Knowledge, no Confidential Business Information has entered the public domain and, except as set forth above, no third party otherwise uses or has available any Confidential Business Information. The Company has taken all actions required in accordance with standard industry practice to protect the secrecy, confidentiality and value of the Confidential Business Information. None of the Company’s rights to any Confidential Business Information has been challenged in writing or, to Seller’s Knowledge, otherwise by any third party.

(f)	Except as set forth in Exhibit 4.6 (f), the hardware, software and other information technology owned, licensed or used by the Company meet all requirements of the Company’s business, as currently conducted, and, to Seller’s knowledge, are free from any defects that may materially affect their functionality. The Company has licensed from the respective owner all copies of any third party software used by the Company. The Company operates appropriate data storage and disaster recovery plans as necessary to enable it to carry on the conduct of its business in the normal course in the event of any failure of its information technology.

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(g)	After consummation of this Agreement, the Company will either own or hold a license for any intellectual property necessary for the Company to carry out the Automotive Business in the same manner it had carried out such business prior to the Closing Date, it being understood that software licenses described in Exhibit 4.6 (g) are maintained under an umbrella agreement with Guarantor and will not be available to the Company following the Closing Date.

4.7	Governmental Permits; Compliance with Laws; State Aids

(a)	The Company has all governmental, regulatory and other permits, licenses, authorizations and consents which are required by them under any applicable law in order to operate its Automotive Businesses as currently conducted (the “Permits”). No Permit has been cancelled, revoked or restricted by any competent authority. No such authority or other third party has notified the Company that it will or may cancel, revoke or restrict and Permit, nor, to Seller’s Knowledge, are there any other circumstances which may reasonably be expected to result in any such cancellation, revocation or restriction.

(b)	To Seller’s knowledge, the business of the Company is, and (to the extent any non-compliance in the past may still be relevant as of today or in the future) has been, conducted, in all material respects, in compliance with all applicable laws (such term to include, for the purpose of this Agreement, any statutory or other laws, regulations orders and other binding rules relating to any matter whatsoever) in all countries in which the Company operates and all Permits. As of the date hereof, the Company (i) has not received any pending notice of any failure to comply with such laws or Permits nor (ii) is, to Seller’s Knowledge, under investigation with respect to any such failure.

(c)	The Company has not at any time received or applied for or could become liable for the repayment of any state aids or subsidies (including, for the avoidance of doubt, favourable tax treatment).

4.8	Litigation, Disputes

Except as set forth in Exhibit 4.8, as of the date hereof,

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(a)	the Company is not a party to, or otherwise involved in, any civil, criminal or administrative action, suit, investigation or other proceeding before any court, arbitrator or governmental authority;

(b)	no proceeding as referred to in Section 4.8 (a) has been threatened or announced against the Company in writing or, to Seller’s Knowledge, in any other manner; and

(c)	the Company is not subject to any judgment, order, decree or settlement that imposes any outstanding or ongoing obligation on the Company.

4.9	Employees

(a)	Exhibit 4.9 (a) contains a true and complete list, as of the date hereof, of all directors and officers of the Company and of all employees of the Company whose annual salary (including any fixed minimum bonus, but excluding any variable or discretionary bonus and any benefits) is in excess of USD 50,000 (the “Key Employees”). True and complete copies of the employment agreements of all Key Employees, as in effect as of the date hereof, including all amendments and side agreements, have been delivered to Purchaser prior to the date hereof. As of the date hereof, no notice of termination of any such employment agreement has been given, and to Seller’s Knowledge, no Key Employee has expressed the intention to terminate his or her employment with the Company.

(b)

Exhibit 4.9 (b) contains a description, true and correct in all material respects as of the date hereof, of (i) the number of employees of the Company, employed at each of the locations where the Company operates, and split up between Automotive Business and Non-Automotive Business and (ii) the aggregate salary and other payments to directors, officers and employees per Company for the periods from January 1 to December 31, 2007, and since January 1, 2008. A true and complete list, as of May 21, 2008, of all directors, officers and employees of the Company, not setting forth their names, but prepared on an anonymous basis, including their functions, age, date of employment, annual base salaries, maximum amount of performance-related payments, agreed severance payments upon termination of employment and special status (such as parental leave, disability, part-time) and of all free-lancers (freie Mitarbeiter) and temporary workers (Leihar-beitnehmer) has been delivered to Purchaser prior to the date hereof. To Seller’s knowledge, no free-lancer or consultant employed by the Company at any time

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prior to the Closing Date qualifies as an employee under any applicable law, and no temporary worker has a right to demand employment by the Company.

(c)	Exhibit 4.9 (c) contains a true and complete list, as of the date hereof, of all collective bargaining agreements, agreements with unions or workers’ councils, social plans, and material standard practices (e.g. betriebliche Übungen, Gesamt-zusagen) by which the Company is bound. The Company is in full compliance with any such agreements, plans, schemes and practices.

(d)	Exhibit 4.9 (d) sets forth all redundancy, work-sharing or short-time working schemes of the Company which are currently in effect or have been resolved or implemented within a period of five years prior to the date hereof. The Company has no outstanding obligation or liability under such schemes. The Company is not bound by any restriction as to the closure, downsizing or other restructuring affecting the workforce of any of its businesses (or portions thereof), except for any restrictions under mandatory law.

(e)	Except as set forth in Exhibit 4.9 (e), the Company is not experiencing, nor has experienced during a period of five years prior to the date hereof, and, to Seller’s Knowledge, there is no basis to expect the Company to experience, any strike or lock-out, any dispute before any court, arbitrator or mediator or any other dispute relating to employment or labor matters of a general nature (including with respect to lay-offs, restructurings, employee benefits, general working conditions, unfair labor practices or discrimination) or affecting a significant number of employees.

(f)

Exhibit 4.9 (f) correctly sets forth all (i) pension commitments (including retirement, widows’, dependants’ and disability pensions) and old-age part-time schemes and (ii) other employee benefit plans (whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, death, disability, medical benefits or anniversary payments by which the Company is bound (including plans which have been terminated, but in respect of which the Company may still have any obligations or liabilities), other than (A) mandatory employer’s contributions to statutory benefit schemes, (B) defined contribution schemes or (C) sick pay required under mandatory law. All the commitments, schemes and plans set forth, or required to be set forth, in Exhibit 4.9 (f) (the “Benefit Plans”) are and have been established, amended and operated in accordance with their terms and applicable law. To Seller’s Knowledge, any adjustments of pensions under the Benefit Plans have been made to the maximum extent permitted by applicable law. True and complete copies of any actuarial reports

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relating to the Benefit Plans have been delivered to Purchaser prior to the date hereof. All relevant data supplied by the Company to the actuaries for the purpose of preparing such reports are true and correct in all material respects as of the dates as of which such reports have been prepared. To Seller’s Knowledge, any pension or other obligations of the Company under the Benefit Plans have been fully reflected in the Reference Financial Statements up to the maximum amount permitted under applicable law. All contributions to the pension security fund (Pensionssicherungsverein) (or similar funds or institutions under the laws of any jurisdiction other than Germany) have been duly and timely paid.

(g)	Seller, in respect of any directors, officers or employees of the Company, has not implemented any stock option plans or profit participation plans, and is not and will not become liable under, with regard to or to make for the loss of coverage under the stock options granted by the Guarantor to certain of its directors, officers and employees. Except as set forth in Exhibit 4.9 (g), (i) the Company has not granted to any employee any termination period beyond the relevant period under applicable law, and (ii) the Company has not granted any loans to directors, officers or employees.

(h)	Except as set forth in Exhibit 4.9 (h), neither the Company nor Seller has granted or promised any compensation, severance or other payment or benefit to any (current or former) managing director or employee of the Company in connection with the transaction contemplated hereby or any divestiture of the Company. Neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will result in, or accelerate, the payment or vesting of any benefit to any director, officer or employee. No employment terms of any employee of the Company have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the transaction contemplated hereby or any divestiture of the Company. No member of the Seller’s Group has offered, or committed to offer, to employ (whether as an officer, employee or consultant) any Key Employee or other employee of the Company at any time after the Closing Date. No employees have been relocated from the Seller’s Group to the Company, or from the Automotive Business to the Non-Automotive Business, or vice versa.

4.10	Agreements

(a)	Exhibit 4.10 (a) contains a true and complete list of all of the following agreements or arrangements, whether written or non-written, by which the Company is

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bound or under which it may still have any obligation or liability (the “Material Agreements”):

(1)	agreements relating to the acquisition, sale or encumbrance of any shareholding, business or real estate or of any other fixed asset, provided the consideration or value of such other fixed asset exceeds USD 50,000;

(2)	joint venture, partnership, shareholder or cooperation agreements relating to the conduct of a material part of the business of the Company;

(3)	rental and lease agreements (i) which relate to real estate or (ii) which relate to other fixed assets and, individually, provide for annual payments of USD 20,000 or more;

(4)	licence agreements (whether as licensor or licensee) regarding any intellectual property rights or know-how (other than licence agreements for standard application software, entered into in the normal course of business); secrecy or confidentiality agreements relating to technical or other know-how;

(5)	loan agreements (including those relating to any intercompany debt towards a member of the Seller’s Group), bonds, notes or other agreements relating to financial debt (including finance leases, sale and leaseback arrangements, asset backed financing or securitisation agreements); agreements which grant or create any lien, pledge or other security interest in any assets of the Company in respect of any such financial debt;

(6)	agreements with distributors, sales agents and other resellers or sales representatives;

(7)	frame or master agreements with the ten major suppliers and customers of the Company (based on the aggregate consolidated sales in 2007) or with any other suppliers of any products or materials which are material for the business of a Company and may not be replaced on the market on equivalent terms (the “Key Suppliers” or “Key Customers”);

(8)	agreements with governmental authorities (including anti-trust authorities) or any entities controlled by any governmental authority which relate to any regulatory matter or other matter governed by public law;

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(9)	any long-term agreements (Dauerschuldverhältnisse) of any type other than as referred to above which provide for an annual consideration in excess of USD 20,000 and may not be terminated by the Company on less than six months’ notice and without penalty.

(10)	agreements with (i) Seller or any other member of the Seller’s Group (including service agreements or arrangements relating to group charges, but except for normal orders of supply in the ordinary course of the Company’s business and on arm’s length terms), (ii) any director or officer of the Seller’s Group or (iii) any person related (nahestehend) to an entity or person referred to in (i) and (ii);

(11)	guarantees, letters of credit, indemnities or suretyships issued by the Company or agreements under which the Company provides a security interest in any of its assets, in each case with respect to any indebtedness of a third party; subordination agreements (Rangrücktrittserklärungen);

(12)	agreements relating to forward transactions, futures, options, swaps or other derivatives or hedging arrangements;

(13)	agreements with consultants or advisors;

(14)	agreements including territorial restrictions in supplier or reseller agreements) that materially limit the freedom of a Company to compete in the Automotive Business or geographic area or with any third party;

(15)	agreements entered into with any public entity (öffentlicher Auftraggeber) within the meaning of Section 98 of the German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen);

(16)	agreements which are material for the business of the Company and which may be terminated, modified or renegotiated by the other party, or provide for any other adverse consequence for the Company (including the loss of any right or benefit), as a result of any change of control of the Company;

(17)	agreements entered into outside the ordinary course of a Company’s business.

(b)	True and complete copies of all written Material Agreements and true and correct descriptions of the material terms of all non-written Material Agreements, as presently

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in effect, have been delivered to Purchaser prior to the date hereof. All Material Agreements have been validly entered into on behalf of the Company and are in full force and effect and fully enforceable in accordance with their terms. Unless otherwise disclosed in Exhibit 4.10 (b), (i) no written notice of termination has been given, nor has any such termination been threatened or announced, to a Company with respect to any Material Agreement and (ii) neither the Company nor, to Seller’s Knowledge, any third party to any Material Agreement is in default or breach under any such agreement.

4.11	Insurance Coverage

(a)	Exhibit 4.11 contains a true and complete list of all insurance policies relating to the assets, business or operations of the Company (the “Insurance Policies”), setting forth for each the insurer, insured party, policy number, insured risk and amount, applicable deductibles and annual premium. The insurance coverage of the Company is, and has been in the past, sufficient to comply with the requirements of any applicable law and any agreement by which the Company is bound, and the coverage thereunder is, and has been, of the type and amounts to that which is customarily maintained by companies conducting businesses similar to those of the Company.

(b)	To the extent indicated in Exhibit 4.11, true and complete copies of the Insurance Policies have been delivered to Purchaser prior to the date hereof. All Insurance Policies are in full force and effect and no notice of cancellation or termination has been issued or received by the Company. The Company has duly paid all premiums and is in compliance with all other obligations under such insurance policies (including all obligations relating to any notifications and other actions required for the insurance coverage). Except as set forth in Exhibit 4.11, no Insurance Policy will terminate or may be terminated or modified by the insurer, or will result in a discontinuation of coverage of the Company as a result of the consummation of the transactions contemplated by this Agreement. Coverage under all Insurance Policies, as in effect as of the Closing Date, will continue, in the event of their termination, with respect to events occurring prior to their termination.

(c)	As of the date hereof, no claims by the Company are pending under any of such policies.

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4.12	Product Liability and Warranty

Except as disclosed in Exhibit 4.12,

(a)	no product liability claims and no product warranty claims have been asserted against the Company since January 1, 2003;

(b)	since January 1, 2003, the Company has not recalled, or received any order from any governmental authority or request from any other party to recall, any of the products manufactured and delivered by it;

(c)	to Seller’s knowledge, the products manufactured or delivered by the Company prior to the Closing Date do not have any defects which will result, or may reasonably be expected to result, in any claim as set forth in paragraph (a) or will require the Company to recall any of such products under applicable law, industry standards or prudent business practice.

4.13	Certain Transaction Related Fees and Expenses

The Company has no obligation or liability to pay any fees or commissions or to reimburse any monies to any broker, finder, agent or other third party (including any member of the Seller’s Group) with respect to this Agreement or the transaction contemplated hereby.

4.14	Conduct of Business since October 31, 2007

In the period between October 31, 2007 and the date hereof, except as disclosed in Exhibit 4.14 and other than the sale and transfer of the Excluded Assets provided for in Section 6.3, the business of the Company has been conducted with the due care of a prudent business person and in the ordinary course, in a manner consistent with past practice, and the Company has not taken, or committed to take, any of the following actions nor has any of the following events occurred with respect to the Company:

(a)	any merger, spin-off or similar corporate reorganization; any other material restructuring of the business organization of the Company (whether or not requiring any corporate action);

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(b)	any declaration or payment of dividends or any profit transfer to any member of the Seller’s Group; any repayment or redemption of any shares in the Company; any payment or transfer to, or other transaction with, any member of the Seller’s Group (or any of the persons referred to in Section 4.10 (a) (10) not made on arm’s length terms;

(c)	any acquisition, encumbrance or divestiture of (i) a shareholding in any other entity or any business or (ii) any other fixed asset;

(d)	any incurrence by the Company of any indebtedness for borrowed money or any other financial debt in addition to any indebtedness shown in the Annual Financial Statements;

(e)	any guarantee or the granting of any security interest (i) by the Company in respect of any indebtedness of any third party or (ii) by any third party (including any member of the Seller’s Group) in respect of any indebtedness of the Company;

(f)	any investment in, or the making of any loan to, any other company or person;

(g)	any acceleration of the collection of accounts receivable or delay in the payment of accounts payable, as compared with past practice; any failure to maintain inventory on a normal level, consistent with past practice;

(h)	any lay-off with respect to a significant part of the workforce of the Company; any action qualifying as a change of operations (Betriebsänderung) within the meaning of Section 111 of the German Shop Constitution Act (Betriebsverfas-sungsgesetz) or other restructuring or action materially affecting the workforce which requires any consent by or consultation with any body of employee representatives;

(i)	any change in, or commitment to change, any compensation or benefit or the terms of employment of any Key Employee or of a significant number of other employees, other than normal salary increases or as a result of normal promotions in the ordinary course of business; any implementation of, or change in, any pension or other employee benefit plan;

(j)	any change in any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

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(k)	any defection of, or material reduction of the business dealings with, any material supplier or customer of the Group; any notice by any of such suppliers or customers to the Company (made in writing or to Seller’s Knowledge, in any other manner) that it intends to so terminate or reduce its business dealings with the Company;

(l)	any damage, destruction or other casualty loss (whether or not covered by insurance) which is in excess of USD 25,000 or which otherwise adversely affects, or may reasonably be expected to adversely affect, the business operations of a Company, consistent with past practice; or

(m)	any Material Adverse Change.

4.15	Tax Matters

(a)	All tax returns required to be filed with any taxing authority by or on behalf of the Company have been prepared diligently and in good faith, are true and correct and have been filed when due.

(b)	The Company has timely paid when due all taxes shown as payable by it on any valid and enforceable tax assessment notice issued by any taxing authority or on any tax return filed by it with any taxing authority.

(c)	As of the date hereof, no tax audit, investigation, dispute or other proceeding is pending in respect of the Company and the Company has not been notified by any taxing authority that such authority intends to commence any such proceeding.

(d)	The Company has not paid or become liable to pay, and, to Seller’s Knowledge, there are no circumstances by reason of which the Company is or might be likely to become liable to pay penalty or surcharge.

(e)	To Seller’s Knowledge, the Company has no liability for the Taxes of any other party, whether as a transferee or successor, by contract or otherwise.

(f)	The Company is not a party to, or bound by, or has any obligation under, any tax allocation or tax sharing agreement or any similar contract or arrangement that obligates it to pay or reimburse any tax or make any payment computed by reference to any tax, taxable income or taxable loss of any other party.

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(g)	The Company has not entered into any outstanding agreements, waivers or arrangements with any taxing authority.

(h)	Neither the Seller nor the Company has taken any measures or entered into any transaction which may be regarded as resulting in a constructive dividend (or comparable instrument in any jurisdiction other than Germany) by the relevant taxing authorities, and all intercompany transactions between any member of the Seller’s Group and the Company have been entered into and performed on arm’s length terms and can sufficiently be documented vis-à-vis tax authorities in order to be recognized by the tax authorities.

4.16	Environmental Matters

(a)	The following terms, as used in this Agreement, shall have the following meanings:

“Environmental Contamination” means any Hazardous Materials (as defined below), pollutants, contaminants or other substances that are existing in the soil, buildings or installations, groundwater or surface water or air and are required to be cleaned up, contained or investigated or otherwise remedied or addressed by the Company pursuant to any Environmental Law (as defined below);

“Environmental Law” means any law or regulation or other legally binding rule imposing standards of conduct, technical standards or liability with respect to, or otherwise relating to, any Environmental Matter, as in effect at the relevant time;

“Environmental Matter” means any matter which relates to the use, handling, manufacturing or generation, distribution, collection, transportation, storage, disposal, clean-up or release of Hazardous Materials or waste, to health and safety or otherwise to the protection of the environment;

“Environmental Permit” means any permit required under any Environmental Law.

“Hazardous Materials” means dangerous substances and preparations as defined in Article 2 (2) of the European Community Council Directive 67/548 EEC, as amended from time to time, and any other substances that are classified as dangerous or hazardous or are regulated in any manner under any applicable Environmental Law.

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(b)	Except as disclosed in Exhibit 4.16,

(i)	To Seller’s Knowledge, the Company has obtained all Environmental Permits required for its operations (as conducted from time to time) in accordance with all applicable Environmental Laws and is, and during a period of five years prior to the date hereof has been, in compliance with the terms of such permits and with all other applicable Environmental Laws.

(ii)	The Company is not involved, and since 2003 has not been involved, in any action, suit, investigation or proceeding by or before any governmental authority or third party which relates to any Environmental Matter for which the Company could be responsible or liable under any Environmental Law, and the Company has not received any claim or notice by any governmental authority or third party which alleges a violation of any Environmental Law or Environmental Permit by the Company.

(iii)	No environmental audit or investigation has been conducted within the past five years by Seller, the Company or any third party of any property, building or facility owned or leased by the Company; true and complete copies of all reports of any such environmental audits (as set forth in Exhibit 4.16) have been delivered to Purchaser prior to the date hereof.

(iv)	During a period of five years prior to the date hereof, no Company has used any property, building or facility for the storage or treatment of Hazardous Materials or disposed of any property, building or facility used for such purpose.

(v)	To Seller’s Knowledge, the Properties and the buildings and facilities thereon are free from any Environmental Contamination. The Property owned by the Company in Amerang was, prior to its occupation by the Company’s legal predecessor, undeveloped land not used for industrial, commercial or other purposes.

4.17	Disclosure

(a)

To Seller’s Knowledge, none of the documents and other information delivered to Purchaser and its representatives prior to the date hereof in connection with the transactions contemplated by this Agreement contains an untrue statement of a

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material fact in respect of the Company or omits to state a material fact necessary to make any information therein not misleading.

(b)	To Seller’s Knowledge, except as disclosed in this Agreement or disclosed to Purchaser or its representatives in writing prior to the date hereof, there are no facts or events specifically relating to the Company or its Automotive Business (other than general market conditions or developments or changes of law or interpretations thereof) which may reasonably be expected to have a material adverse effect on the net worth, financial position and results of operations or the future earnings or cash flows of the Company.

Section 5

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller in the form of independent guarantees pursuant to Section 311 of the German Civil Code (BGB) that the statement set forth in this Section 5 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1	Existence and Authorization of Purchaser

(a)	Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Germany (jurisdiction) and has all corporate powers required to carry on its business as presently conducted.

(b)	The execution and performance by Purchaser of this Agreement are within Purchaser’s corporate powers, do not violate the articles of association or by-laws of Purchaser and have been duly authorized by all necessary corporate actions on the part of Purchaser. This Agreement has been duly executed by Purchaser. Assuming due authorization and execution by Seller this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

(c)	Assuming compliance with any applicable requirements under merger control laws, the execution and performance of this Agreement by Purchaser require no approval or consent by any governmental authority or other third party and do not violate any applicable law or decision by any court or governmental authority, agreement or obligation binding on Purchaser.

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(d)	There is no lawsuit, investigation or proceeding pending against or threatened against Purchaser before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or delay , or may otherwise have an adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.2	Financial Capability

Purchaser has readily available funds to pay the Purchase Price.

5.3	Purchase for Investment

Purchaser is purchasing the Sold Shares for investment for its own account and not with a view to any sale or distribution thereof.

Section 6

Covenants

6.1	Conduct of Business Prior to Closing

From the date hereof to the Closing Date, Seller shall ensure (steht dafür ein) that the Company’s Automotive Business will be conducted in the ordinary course, consistent with past practice and that, in particular, the Company will, except as contemplated by this Agreement and except as set forth in Exhibit 6.1,

(a)	preserve its assets (other than Excluded Assets) with due care and maintain machines and other equipment in accordance with past practice and existing maintenance plans;

(b)	use its best efforts to ensure continuity in the relationships with suppliers and customers and keep available the services of its directors, officers and employees;

(c)	not take, or commit to take, any of the actions referred to in Section 4.14 (a)-(j);

(d)	not incur or guarantee any financial indebtedness;

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(e)	not enter into any Material Agreement of the kind set out in Section 4.10 (a) (1), (2), (4), (10), (14) and (17); and

(f)	not reduce or materially change the existing insurance coverage.

6.2	Access and Cooperation Prior to the Closing Date

With regard to the Automotive Business, in the period between the date hereof and the Closing Date, Seller shall, promptly notify Purchaser if Seller becomes aware of any matter which is likely to result in a Material Adverse Change or a breach of a representation, warranty or covenant of Seller contained in this Agreement, subject to restrictions under applicable law, including but not limited to the prohibition to implement a concentration or to anticipate such implementation prior to merger control clearance.

6.3	Carve-Out

(a)	Prior to or on the Closing Date, the Company and an entity to be established by the Guarantor shall enter into the Asset Sale and Transfer Agreement (the “Asset Sale and Transfer Agreement”) attached hereto as Exhibit 6.3 (a) to sell and transfer the Non-Automotive Business as provided for in no. 3 of the Recitals.

(b)	Should the parties to the Asset Sale and Transfer Agreement and the parties to the Intellectual Property Transfer Agreement have failed to duly transfer the Excluded Assets to the respective recipient, the Parties hereto shall be obliged to undertake whatever action is required and necessary to duly transfer the Excluded Assets as provided for in no. 3 of the Recitals.

(c)

The Parties acknowledge that the agreements listed in Exhibit 6.3 (c)/1 partly or fully regarding the Automotive Business of the Company have been entered into by entities of the Seller Group instead of the Company, and therefore need to be transferred, fully or partly, (as respectively indicated in Exhibit 6.3 (c)/1 to the Company. As of the Closing Date, the Seller shall therefore procure that transfer and assumption agreements (“Transfer and Assumption Agreements”) in the form attached as Exhibit 6.3 (c)/2 are entered into between the Company and the relevant entities of the Seller Group. If and insofar the transfer of partial transfer requires the consent of the other Party to such agreements, the Parties shall treat each other, in their relationship inter-se, as if such agreements had been validly transferred, as further set out in Exhibit 6.3 (c)/2. The Seller shall procure that the

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relevant entities of the Seller Group duly and timely fulfil their obligations under the Transfer and Assumption Agreements.

(d)	Prior to or on the Closing Date, the Guarantor and the Company shall enter into the “Intellectual Property Transfer Agreement” attached in draft form as Exhibit 6.3 (d).

(e)	In connection with carving out the Excluded Assets as provided for in no. 3 of the Recitals, the Parties are in agreement that, after the date hereof but prior to the Closing Date, Seller, in its capacity as the Company’s shareholder, will resolve by shareholders’ resolution attached hereto in draft form as Exhibit 6.3 (e)/1 a distribution (Ausschüttung) of all available cash and cash equivalents (as this term is used in the Pro-Forma May 3 Balance Sheet). Furthermore, the Parties are in agreement that on the Closing Date Seller, in its capacity as the Company’s shareholder, will resolve by shareholders’ resolution attached hereto in draft form as Exhibit 6.3 (e)/2 a distribution (Ausschüttung) of of all remaining cash and cash equivalents as of the Closing Date (except for any amounts necessary to be left in the Company so that there is no Deferred Revenue Excess). To the extent that after the Closing Date any accounts receivable which were sold and transferred pursuant to the Asset Sale and Transfer Agreement are paid to the Company, the Purchaser shall procure that the Company promptly forwards such payments to the recipient under the Asset Sale and Transfer Agreement, it being understood that the Company and Purchaser shall not be entitled to any set-off rights as to these payments.

(f)	Exhibit 6.3 (f) sets forth an illustration of carving out the Excluded Assets on a pro-forma basis for the month ended May 3, 2008, it being understood that the precise manner for achieving the carve-out provided for in no. 3 of the Recitals may deviate from the manner reflected in Exhibit 6.3. (f).

(g)	Notwithstanding Section 6.3 (b), if, for whatsoever reason, the Sold Intellectual Property as defined in the Intellectual Property Transfer Agreement has not been duly and completely transferred to Guarantor and its manufacturing partner (Plexus) on the Closing Date, Purchaser shall be obliged to cause the Company’s management to make available to Guarantor and its manufacturing partner at Company’s cost for a time period of 1 month after the Closing Date, all tangible and intangible resources, including workforce, necessary and required to duly transfer such Sold Intellectual Property to Guarantor and its manufacturing partner, in particular the resources set forth in Exhibit 6.3 (g).

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6.4	Use of Seller’s Marks

As soon as reasonably practicable and in any event within six weeks after the Closing Date, Purchaser shall take, or cause to be taken, all actions required to change the corporate names, logos and Internet domain names of the Company so as to no longer contain the name “Credence” (collectively, the “Seller’s Marks”) and remove from any letterhead, website or brochure any indication that the Company is still part of the Seller’s Group. Purchaser shall further use all reasonable efforts to ensure that the Company will not (i) use any Seller’s Mark in any brochures or sales literature (other than in any description of the history of the Group or its products) or (ii) permit any reseller or sales agent to use any Seller’s Mark (without prejudice to any contracts or commitments existing on the Closing Date); provided, however, that the Company and their resellers or agents shall be fully permitted to continue to use any brochures, sales literature or letterhead containing any Seller’s Mark and to sell any products and packaging carrying any Seller’s Mark during a period of six weeks after the Closing Date; for the avoidance of doubt, the foregoing shall in no way limit the right of the Company to provide service, spare parts and other maintenance regarding the installed product base and to in this context use the Seller’s Marks for reference.

6.5	Non-Solicitation

For a period of two years after the Closing Date, Seller shall not, and shall cause the other entities of the Seller’s Group not to, neither directly nor indirectly, actively solicit for employment (abwerben) or hire any Key Employee, it being understood, however, that Seller and any entity of the Seller’s Group shall be free to employ any Key Employee if the respective entity was approached by any such Key Employee.

6.6	Confidentiality

For a period of three years after the Closing Date, and with respect to technical know-how for an unlimited period of time after the Closing Date, Seller shall keep confidential and not disclose to any third party any business or trade secrets of the Company, other than those which have become publicly known through no fault of the Seller’s Group or which the Seller’s Group is required to disclose in order to comply with any legal requirements or stock exchange regulations, it being understood, however, that the Seller and the entities of the Seller’s Group shall be permitted to continue their current practice to disclose information relating to the Non-Automotive Business, but also relating to the

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Automotive Business, to customers provided that such customers are bound by customary confidentiality agreements.

6.7	Access to Information after Closing

(a)	After the Closing Date, Seller shall promptly afford to Purchaser, the Company and its representatives access to accounting, financial and other records or information relating to the Company (and allow them to make copies thereof), which are available to the Seller’s Group; as relates to electronically stored data, the Seller shall provide to the Purchaser a copy of such files.

(b)	After the Closing Date, Purchaser shall promptly afford to Seller and its representatives access, upon reasonable advance notice, to accounting, financial and other records (and allow them to make copies thereof), to the extent necessary to the Seller’s Group in connection with any financial statements for any period ending prior to or on the Closing Date or any audit, governmental investigation or litigation with any third party pending prior to the Closing Date, or initiated thereafter but relating to time periods prior to the Closing Date.

(c)	Seller shall keep, and shall cause the other members of the Seller’s Group to keep, and Purchaser shall keep, and shall cause the Company to keep, all books and records referred to in Sections 6.7 (a) and (b) in accordance with and during the periods required under applicable law.

6.8	Further Assurances; Cooperation

The Parties shall execute, or cause to be executed, all agreements and documents and take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 7

Indemnification by Seller

7.1	Indemnification for Inaccuracy of Warranties

Subject to the provisions contained in this Section 7, Seller shall indemnify and hold harmless Purchaser and the Company from any Losses (as defined below) asserted

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against, incurred or suffered by Purchaser or the Company as a result of any inaccuracy of any Warranty contained in Section 4 or of any breach of any covenant or other obligation contained herein; provided that Purchaser may first request from Seller to remedy the inaccuracy within a reasonable time, in no event exceeding twelve weeks, after Seller has been notified of such breach pursuant to Section 7.5 below (unless such remediation would not reasonably be possible). For the avoidance of doubt, such indemnification obligation shall apply irrespective of any fault or negligence of Seller (verschuldensunab-hängig). For the purpose of this Agreement, “Losses” shall mean all liabilities, reasonable costs and expenses and other damages suffered by the Purchaser or the Company within the meaning of Sections 249 et seq. of the German Civil Code (BGB), it being understood, however, that lost profits shall not be recoverable.

7.2	Disclosed Matters

(a)	Seller shall not be liable for the inaccuracy of a Warranty if Purchaser knows of the inaccuracy or fails to know due to gross negligence; provided that for the purpose of such knowledge, only the knowledge of the persons set forth in Exhibit 7.2 shall be relevant.

(b)	Section 377 of the German Commercial Code (HGB) shall not apply.

7.3	Thresholds and Limitation of Liability

(a)	Seller shall only be liable for any Losses arising from a breach of a Warranty of Seller contained in Section 4 if (i) each individual Loss exceeds an amount of USD 25,000 and (ii) all Losses exceed an aggregate amount of USD 100,000 (in which cases the full amount shall be recoverable).

(b)	The entire liability of Seller and of any entity of Seller’s Group under this Agreement (except for Seller’s liability and Guarantor’s corresponding liability under Sections 1, 2.11, 3, 6.1, 6.2, 6.3 (a), 6.3 (c), 6.5, 6.6, 6.7 and 6.8) and under the Intellectual Property Transfer Agreement shall be limited to an aggregate amount of 30 % of the Purchase Price.

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7.4	Limitation Periods

(a)	All claims of Purchaser under this Section 7 shall be time-barred (verjähren) upon expiration of a period of 18 months after the Closing Date, except for claims under the Warranties of Seller contained in Section 4.3 (a) and (b) (ownership of Shares and absence of third-party rights in Shares), which shall be time-barred five years after the Closing Date.

(b)	Any claims of Purchaser under Section 4.15 shall be time-barred six months after the final and binding assessment (formell und materiell bestandskräftige Fest-setzung / bestandskräftige Festsetzung nach Außenprüfung) of the relevant tax.

7.5	Indemnification Procedures

(a)	In the event of a breach of a Warranty of Seller contained in Section 4 which may result in Seller’s liability under this Agreement, Purchaser shall as soon as possible but in no event later than ten days after Purchaser has become aware of the inaccuracy, notify Seller of such breach.

(b)	In the event that any action, claim, demand or proceeding with respect to which Purchaser may request indemnification pursuant to this Section 7 (a “Third Party Claim”) is asserted or announced against the Company by any third party (including any governmental authority), Purchaser shall (i) grant Seller and its representatives, upon reasonable advance notice and during normal business hours, access to all relevant correspondence with the third party and to all other documents and employees of the Company relevant for the defense of the claim, (ii) give Seller the opportunity to participate in all material meetings and conferences with the third party, provided that any costs incurred by Seller in connection therewith shall be borne by Seller, and (iii) in no event acknowledge or settle, or permit the Company to acknowledge or settle, the Third Party Claim without Seller’s prior written consent, which shall not be unreasonably withheld.

(c)	In addition, Seller shall have the sole power to direct and control the defense of the Third Party Claim at its own cost. Such power shall include, without limitation, the right to appoint and instruct counsel and to request that the third party claim be litigated or settled in accordance with Seller’s instructions. In conducting such defense, Seller shall comply with any applicable law, consult with Purchaser on any material action in connection with the defense and have due regard to the reasonable business interests of Purchaser.

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(d)	The failure of Purchaser to comply with any of its obligations under Section 7.5 (a) – (c) shall release Seller from its respective indemnification obligation hereunder, to the extent that the Seller reasonably demonstrates that it has been prejudiced by such failure.

(e)	Section 254 of the German Civil Code (BGB) shall remain unaffected.

7.6	No Additional Rights or Remedies

Purchaser’s rights arising out of or in connection with this Agreement shall be exclusively governed by the terms of this Agreement. To the extent permitted by law and except for any claims for fraud or wilful misconduct (Vorsatz), any statutory rights (other than the primary obligation to fulfil (primärer Erfüllungsanspruch)) are hereby excluded.

Section 8

Termination

8.1	Termination Rights

This Agreement may be terminated (Rücktritt) prior to the Closing by written notice to the respective other Party (to be given within one month after the termination right has arisen) as follows:

(a)	by Seller or Purchaser, if the approval of the German Federal Cartel Office (Section 3.2 (a) (i)) has been refused or if such approval has not been granted or, failing such approval, the Sold Shares may not otherwise be transferred pursuant to Section 35 et seq. German Act against Restraints of Competition, by September 30, 2008;

(b)	by Seller or Purchaser if any competent governmental authority or court pursuant to Section 3.2 (a) (ii) has prohibited the Closing;

(c)	by Seller or Purchaser if the respective other Party fails to take any of the actions referred to in Section 3.4 on the Closing Date, subject to any applicable requirements as to the withdrawal for default (Verzug) under applicable law.

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(d)	by Seller or Purchaser if the Closing did not occur on October, 15, 2008 at the latest, without this being a result of the terminating Party breaching its obligations under this Agreement.

8.2	Effects of Termination

Upon notice of termination in accordance with Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

8.3	Exclusion of Other Termination Rights

No Party shall have any right to rescind or terminate this Agreement or exercise any right that would have the same effect, except for the termination rights set forth herein or pursuant to mandatory law, and any other termination rights under statutory law are hereby expressly excluded.

Section 9

Guarantor’s Liability

The Guarantor shall ensure (steht dafür ein) that Seller complies with its obligations under Section 7.

Section 10

Miscellaneous

10.1	Notices

All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier or by telefax or (to the extent agreed between the Parties in writing with respect to a certain matter) in electronic form (Section 127 (3) of the German Civil Code (BGB)) to the person and the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

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To Seller and Guarantor:

Credence Systems Corporation

Credence Europa Limited

Chief Financial Officer

1421 California Circle

Milpitas, CA 95035

USA

Fax: +1 408 635 4989

To Purchaser:

Advantest (Europe) GmbH

Managing Director

Stefan-George-Ring 2

D-81929 Muenchen

Germany

Fax: +49-89-99312-108

10.2	Public Disclosure, Confidentiality

The Parties shall make any press release or similar public announcement with respect to this Agreement only upon consultation with each other. Otherwise, each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed.

10.3	Costs and Expenses

Any notarial fees, the real estate transfer tax and the fees of the merger control proceedings referred to in Section 3 payable in connection with the execution of this Agreement and the implementation of the transactions contemplated hereby shall be borne by Purchaser. Each Party shall pay its own expenses, including the fees of its advisors, incurred in connection with this Agreement.

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10.4	Entire Agreement

This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the confidentiality agreement dated No-vember 28, 2007 (and amended in April 2008), which will remain in full force and effect until the Closing Date or, if this Agreement is terminated pursuant to Section 8, beyond the date of such termination.

10.5	Amendments and Waivers

Any provision of this Agreement (including this Section 10.5) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly referring to this Agreement or (ii) by notarized deed, if required by law.

10.6	Governing Law; Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules).

(b)	Any dispute arising out of or relating to this Agreement, or the validity thereof, shall be exclusively settled under exclusion of any state court’s competence (except for proceedings for temporary or interlocutory relief) by arbitration in accordance with the arbitration rules of the ICC, Paris, as attached hereto as Exhibit 10.6 (b). The arbitral tribunal shall consist of three arbitrators. The third arbitrator (chairman of the Arbitral Tribunal) shall be appointed by the arbitrators nominated by Seller (including Guarantor) (who shall have the right to nominate one arbitrator) and Purchaser (who shall have the right to nominate one arbitrator) within six weeks after the nomination of the second arbitrator has been confirmed by the International Court of Arbitration. The chairman shall be eligible for the office of a judge in Germany. The place of arbitration shall be Munich. The language to be used in the arbitration proceedings shall be English. If and to the extent said rules do not provide procedural regulation, the statutory provisions of the ZPO (German Code of Civil Procedure) shall apply.

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10.7	Interpretation

(a)	The Exhibits to this Agreement are an integral part of this Agreement, and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

(b)	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(c)	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

(d)	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term “including” shall mean “including, without limitation”.

(e)	Any reference to “applicable law” or “applicable laws” contained in this Agreement shall include any statute, code, regulation, directive, ordinance, binding guideline or other legally binding general rule or decree (anwendbares Recht), applicable in any jurisdiction and relating to any matter whatsoever.

(f)	For the purpose of this Agreement, a “Business Day” shall be any day other than a Saturday, Sunday or other day on which banks in Munich, Germany, are generally closed.

(g)	Where, as to past circumstances or action, the “Company” is referred to, this shall, for the avoidance of doubt, also include the entities which have been merged into the Company.

10.8	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Rege-lungslücke); in this case a suitable and equitable provision shall be deemed to have been

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agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

10.9	Definitions

This Section 10.9 sets forth a list of the capitalized terms used in this Agreement, indicating the sections or pages where such terms are defined. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

Accounting Firm	Section 2.10 (a)
Accounting Principles	Section 2.8
Adjustment Payment	Section 2.11
Annual Financial Statement	Section 4.4
Agreement	Page 1
Asset Sale and Transfer Agreement	Section 6.3 (a)
Automotive Business	Recitals, paragraph 3
Benefit Plans	Section 4.9 (f)
Business Day	Section 10.7 (f)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Date Statement	Section 2.7
Company	Recitals, paragraph 1
Confidential Business Information	Section 4.6 (e)
Deferred Revenue Excess	Section 2.4 (b)
Environmental Contamination	Section 4.16 (a)
Environmental Law	Section 4.16 (a)
Environmental Matter	Section 4.16 (a)
Environmental Permit	Section 4.16 (a)
Excluded Assets	Recitals, paragraph 3
Guarantor	Page 1
Hazardous Materials	Section 4.16 (a)
Insurance Policies	Section 4.11 (a)
Intellectual Property Rights	Section 4.6 (a)
Intellectual Property Transfer Agreement	Section 6.3 (c)
Key Employees	Section 4.9 (a)

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Key Customers	Section 4.10 (a) (7)
Key Suppliers	Section 4.10 (a) (7)
Losses	Section 7.1
Material Adverse Change	Section 3.2 (b) (ii)
Material Agreements	Section 4.10 (a)
Net Working Capital	Section 2.4 (a)
NWC Corridor	Section 2.4 (a)
Non-Automotive Business	Recitals, paragraph 3
Parties	Recitals
Permits	Section 4.7 (a)
Pro-Forma May 3 Balance Sheet	Section 2.4 (a)
Properties	Section 4.5 (c)
Purchase Price	Section 2.1
Purchaser	Page 1
Purchaser’s Group	Recitals, paragraph 2
Seller	Page 1
Seller’s Group	Recitals, paragraph 2
Seller’s Knowledge	Section 4 (f)
Seller’s Marks	Section 6.4
Sold Shares	Section 1.1
Third Party Claim	Section 7.5 (b)
Transfer and Assumption Agreements	Section 6.3 (c)
Warranties	Section 4